Exhibit 99.1

Chembio Diagnostics Reports Third Quarter 2016 Financial Results

Conference Call and Webcast Today at 10:00 a.m. Eastern Time

MEDFORD, NY, November 10, 2016 -- Chembio Diagnostics, Inc. (Nasdaq:CEMI), a leader in point-of-care ("POC") diagnostic tests for infectious diseases, today reported financial results for the three and nine months ended September 30, 2016.

John J. Sperzel III, Chief Executive Officer, stated, "The Company made important advances in multiple areas during the third quarter of 2016, intended to prepare the Company for growth: commercialization, regulatory approvals, product development grants, and equity financing.  With respect to Chembio's commercial infrastructure, the Company appointed two seasoned executives to build our worldwide sales and marketing capabilities, with immediate focus on the United States, Latin America, Asia Pacific and Africa. The Company expanded its distribution network by appointing Isla Lab, the largest distributor of diagnostic products in the Caribbean, as its exclusive distributor in that region.
"Chembio recently secured two important regulatory approvals. In July 2016, the Company obtained a CE mark for the DPP® Zika IgM/IgG Assay and DPP® Micro Reader, allowing the products to be marketed and sold in 17 European countries, including the United Kingdom, Germany, and France, as well as a majority of the Caribbean nations. In late October 2016, the Company received approval by Brazil's health regulatory agency, Agência Nacional de Vigilância Sanitária (ANVISA) for DPP® Zika IgM/IgG Assay. These regulatory achievements follow the milestone which occurred at the end of the second quarter of 2016, when Chembio's DPP® HIV 1/2 Assay was accepted for the World Health Organization (WHO) list of prequalified in vitro diagnostics.

"In August 2016, Chembio completed an equity financing which provided gross proceeds of approximately $13.8 million, which provides the Company with capital needed to advance its product development programs and invest in the sales and operational infrastructure needed to support sustained growth. Also in August 2016, Chembio was awarded a contract for up to $13.2 million in total funding from the U.S. Department of Health and Human Services (HHS); Office of the Assistant Secretary for Preparedness and Response (ASPR); Biomedical Advanced Research and Development Authority (BARDA) to develop and commercialize the Company's DPP® Zika IgM/IgG Assay and Zika-related products.

"Subsequent to the 2016 third–quarter end, Chembio entered into an agreement to acquire RVR Diagnostics Sdn Bhd (RVR), a Malaysian, privately-held manufacturer and distributor of POC diagnostic tests for infectious diseases. Subject to satisfaction of conditions to closing, completion of the RVR acquisition will provide the Company with a strategically located and cost-effective manufacturing facility, an additional revenue source, and the potential to accelerate important product registrations in Southeast Asia, which we believe will be important in serving a number of global markets."

Addressing the company's financial results, Mr. Sperzel commented, "Despite reporting a decrease in product sales for both the second and third quarters of 2016, a quarter-over-quarter analysis shows sales growth with total revenues for the third quarter of 2016 up 15% and product sales for the third quarter of 2016 up 23%, as compared to the second quarter of 2016.  In the United States, sales of the HIV 1/2 STAT-PAK® Assay increased 44% as compared to the third quarter of 2015, and increased 21% as compared to the second quarter of 2016. This growth provides strong evidence that we are effectively rebuilding the U.S. HIV STAT-PAK® business, since we took back the U.S. distribution rights to this product in June 2014. We are also seeing encouraging U.S. sales of the HIV 1/2 SURE CHECK® Assay since we took back distribution rights to this product at the end of May 2016. Through the Company's achievements in strengthening commercial infrastructure, securing regulatory approvals, improving its balance sheet, obtaining a multi-million dollar grant from the U.S. Government, and establishing operations in the growing Asian market, we believe Chembio is on a path to establish a global operation with potential for growth in several important markets."

Selected Summary Financial Information comparing the 2016 third quarter to the 2015 third quarter:

•	Total revenues of $3.75 million, compared with $6.89 million.
•	Product sales of $2.50 million, compared with $6.21 million.
•	Operating loss of $2.14 million, compared with operating loss of $579,000.
•	Net loss of $2.14 million, or $0.19 per diluted share, compared with net loss of $437,000, or $0.05 per diluted share.

Selected Summary Financial Information comparing the first nine months of 2016 to the first nine months of 2015:

•	Total revenues of $13.61 million, compared with $19.83 million.
•	Product sales of $10.45 million, compared with $18.15 million.
•	Operating loss of $5.00 million, compared with operating loss of $2.35 million.
•	Net loss of $10.79 million, or $1.06 per diluted share, compared with net loss of $1.75 million, or $0.18 per diluted share.

Additional Financial Information

Third Quarter:
Total revenues in the 2016 third quarter of $3.75 million decreased 45.6% compared with $6.89 million in the prior-year period. Product sales in the 2016 third quarter of $2.50 million decreased 59.7% compared with $6.21 million in the prior-year period.  R&D milestone, and grant and royalty revenues in the 2016 third quarter of $1,244,000 increased 83.4% compared with $678,000 in the prior-year period.

Gross margin dollars in the 2016 third quarter of $1.95 million decreased 32.9% compared with $2.91 million in the prior-year period, due primarily to decreased product revenues. Product gross margin dollars in the 2016 third quarter of $0.71 million decreased 68.3% compared with $2.23 million in the prior-year period, which also was primarily due to the decreased product revenues.

R&D expenses in the 2016 third quarter of $2.26 million increased 44.2%, compared with $1.57 million in the prior-year period. This increase is due primarily to increased clinical trial expenses as well as R&D activities for projects and grants.

Selling, general and administrative expenses in the 2016 third quarter of $1.83 million decreased 4.5% compared with $1.92 million in the prior-year period, largely due to decreased commissions, which were due to decreased sales in Brazil, as well as decreases in stock-based compensation, travel, entertainment and trade shows, consulting, and other expenses, which were partially offset by increases in wages and related costs, marketing materials, professional fees and investor relations expenses.

Operating loss in the 2016 third quarter was $2,144,000, compared with an operating loss of $579,000 in the prior-year period.

Net loss in the 2016 third quarter was $2,138,000, or $0.19 per diluted share, compared with net loss of $437,000, or $0.05 per diluted share, in the prior-year period.

First Nine Months:
Total revenues in the 2016 first nine months of $13.61 million decreased 31.4% compared with $19.83 million in the prior-year period. Product sales in the 2016 first nine months of $10.45 million decreased 42.4% compared with $18.15 million in the prior-year period.  R&D milestone, and grant and royalty revenues in the 2016 first nine months of $3,161,000 increased 87.2% compared with $1,689,000 in the prior-year period.

Gross margin dollars in the 2016 first nine months of $6.70 million decreased 22.3% compared with $8.62 million in the prior-year period, due primarily to the decrease in product sales. The amount of product gross margin in the 2016 first nine months of $3.54 million decreased 48.9% compared with $6.93 million in the prior-year period.

R&D expenses in the 2016 first nine months of $6.27 million increased 27.6%, compared with $4.91 million in the prior-year period. This increase is due primarily to increased R&D activities for projects and grants.

Selling, general and administrative expenses in the 2016 first nine months of $5.43 million decreased 10.3%, compared with $6.06 million in the prior-year period, largely due to decreased commissions on sales in Brazil, decreased wages and related costs, stock-based compensation, consulting and travel, entertainment and trade shows, which were partially offset by increases in marketing materials, investor relations expenses and professional fees.

Operating loss in the 2016 first nine months was $4,998,000, compared with an operating loss of $2,352,000 in the prior-year period.

Net loss in the 2016 first nine months was $10,789,000, or $1.06 per diluted share, compared with net loss of $1,748,000, or $0.18 per diluted share, in the prior-year period.  The net loss in the 2016 period includes a tax provision for the recording of a valuation allowance on the Company's deferred tax asset of $5,801,000.

Valuation Allowance
The Company elected, based on accounting guidance, to record a full Valuation Allowance ("VA") on its Deferred Tax Asset ("DTA").  Chembio's DTA was primarily based on the Company's Net Operating Loss (NOL) carryforwards.  Based primarily on the fact that the Company believes, given information available to it at this time, that it is more likely than not that the deferred tax asset will not be realized in the foreseeable future, the Company concluded that it was appropriate to record a full VA against its DTA.  This resulted in a tax provision in the second quarter of 2016 of $5.96 million and for the nine months ended September 30, 2016 of $5.80 million.  This VA does not affect the Company's ability to use its NOLs in the future.

Balance Sheet Highlights:
The Company had cash and cash equivalents of $12.17 million as of September 30, 2016, compared with $5.38 million as of December 31, 2015. The increase was primarily due to net cash raised in the sale of common stock, partially offset by cash used in operating activities for the nine months of 2016. Our working capital increased by $8.06 million from $9.48 million as of December 31, 2015 to $17.54 million.

In early August 2016, the Company sold 2,300,000 common shares for a total of $13.8 million, which after expenses resulted in approximately $12.5 million in net funds to the Company.

Conference Call
To participate on the conference call, please dial (877) 407-0778 from the U.S. or (201) 689-8565 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until November 17, 2016 at 11:59 p.m. ET by dialing (877) 481-4010 from the U.S. or (919) 882-2331 from outside the U.S. and entering conference ID: 10129.  The conference call may also be accessed via the internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=175428.  An archive of the webcast will be available for 90 days on the Company's website at www.chembio.com.

Those interested in listening to the conference call live via the internet may do so by visiting the Investor Relations section of Chembio's website at www.chembio.com. To listen to the live call, please go to the website 15 minutes prior to its start to register, download, and install the necessary audio software. A replay will be available on the website for a limited time.

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $8.0 billion point-of-care testing market. Chembio markets each of its DPP® HIV 1/2 Assay, HIV 1/2 STAT-PAK® Assay, and SURE CHECK® HIV 1/2 Assay, with these Chembio brand names, in the U.S. and internationally both directly and through third-party distributors.  The Company's SURE CHECK® HIV 1/2 Assay previously has been exclusively sold in the U.S. as Clearview® Complete HIV 1/2 Assay.

Chembio has developed a patented point-of-care (POC) test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products.

Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Chembio Diagnostic Systems, Inc. is a wholly-owned subsidiary of Chembio Diagnostics, Inc. For more information, please visit: www.chembio.com.

Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

(Tables to follow)

Contacts:

Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

Vida Strategic Partners (investor relations)
Stephanie C. Diaz
(415) 675-7401
sdiaz@vidasp.com

Chembio Diagnostics, Inc. & Subsidiary
Summary of Consolidated Results of Operations
(UNAUDITED)

	For the three months ended		for the nine months ended	
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net product sales	$ 2,502,097	$ 6,209,625	$ 10,453,188	$ 18,145,864
License and royalty revenue	77,754	19,084	133,850	34,017
R&D, milestone and grant revenue	1,166,610	658,665	3,026,927	1,654,788
TOTAL REVENUES	$ 3,746,461	$ 6,887,374	$ 13,613,965	$ 19,834,669
GROSS MARGIN	$ 1,952,097	$ 2,910,534	$ 6,697,950	$ 8,616,284
Research and development expenses	$ 2,263,719	$ 1,570,044	$ 6,265,483	$ 4,911,587
Selling, general and administrative expenses	$ 1,832,451	$ 1,919,551	$ 5,430,668	$ 6,057,221
LOSS FROM OPERATIONS	$ (2,144,073)	$ (579,061)	$ (4,998,201)	$ (2,352,524)
OTHER INCOME:	$ 5,855	$ (396)	$ 9,729	$ 1,095
Income tax provision (benefit)	$ -	$ (142,300)	$ 5,800,818	$ (603,370)
NET LOSS	$ (2,138,218)	$ (437,157)	$ (10,789,290)	$ (1,748,059)
Basic loss per share	$ (0.19)	$ (0.05)	$ (1.06)	$ (0.18)
Diluted loss per share	$ (0.19)	$ (0.05)	$ (1.06)	$ (0.18)
Weighted average number of shares outstanding, basic	11,142,090	9,628,248	10,150,737	9,625,282
Weighted average number of shares outstanding, diluted	11,142,090	9,628,248	10,150,737	9,625,282